Exhibit 99.1

Advanced Photonix, Inc. Reports Third Quarter 2015 Results

ANN ARBOR, Mich, February 9, 2015 /PRNewswire/ -- Advanced Photonix® (NYSE MKT: API) (the “Company”) today reported results for the third quarter ended December 26, 2014.

Financial Highlights for the Third Quarter Ended December 26, 2014

●

Net sales for the quarter were $5.8 million, a decrease of $1.6 million or 22% from the third quarter ended December 27, 2013. Sequentially, revenues were down 25% relative to the second quarter of fiscal 2015 given weak Telecommunication and Comtest sales.

●	Gross profit margin for Q3 FY2015 was 32.2% of sales compared to 25.3% for the third quarter ended December 27, 2013.

●

Current quarter net loss was $701,000 or $0.02 per fully diluted share, as compared to a quarterly net loss of $1.6 million, or $0.05 per fully diluted share for the quarter ended December 27, 2013. Cost reductions in all operating expense lines and the absence of restructuring costs in the current quarter were the main reason for the reduced loss.

●

The Non-GAAP net loss for the third quarter of fiscal 2015 was $602,000 or $0.02 per fully diluted share, as compared to a Non-GAAP loss of $517,000, or $0.02 per fully diluted share, for the third quarter last year. The positive effect of cost reductions in all operating expense lines were essentially offset by the weaker sales volume.

●

Adjusted EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, amortization and stock compensation), was a negative $437,000 for the third quarter of fiscal 2015 as compared to a negative adjusted EBITDA of $205,000 for the quarter ended December 27, 2013.

Operating Expenses

The Company’s total operating expenses for the quarter were $2.6 million, down approximately $624,000 from the prior year quarter due to cost reduction measures taken during the last 12 months. Total operating expenses were 44.4% of sales compared to 42.9% for the third quarter last year.

Balance Sheet

The Company finished the quarter with $110,000 in cash compared to $120,000 as of March 31, 2014. At the end of the quarter the Company had $630,000 to draw on its line of credit. As a result, on February 5, 2015, we obtained further covenant relief from our lenders by reducing the rolling six month adjusted EBITDA requirement for January through June 2015 to a negative $1,250,000, $1 of adjusted EBITDA required in July 2015 and $100,000 each month thereafter until maturity with up to $150,000 in transaction costs carved out of the calculation. The parties also agreed to reduce the minimum liquidity ratio to 1.30 to 1.00 from January 2015 until the maturity of each party’s respective debt.

Richard Kurtz, President and Chief Executive Officer, commented, “The third quarter was lower than expected given weakness in telecommunication revenues which has also spilled over into our fourth quarter. This is a temporary condition as the backlog is currently growing again. We have landed several recent awards from Telecommunication customers that lead us to believe that fiscal 2016 growth could be very robust given the large infrastructure upgrade going on in China. Further, we were given the long awaited $1.4 million Terahertz development contract that will commercialize a Terahertz system for F-35 maintenance purposes. We do believe that the combination of new products in the pipeline today, a return to normalized capital expenditures by service providers, and the infrastructure build out in China will lead to a resumption of growth in fiscal 2016.”

“Finally, I wanted to express our excitement in teaming up with Luna Innovations Inc. given their complementary capabilities and strong balance sheet. The cost of being a small public company is high and the combination offers many positive synergies. While the merger is still subject to shareholder approval, we believe it provides a path to significant long-term shareholder value.”

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

Conference Call

Participating in the call will be Richard Kurtz (CEO and Director), Rob Risser (COO and Director), and Jeff Anderson (CFO). The conference call will be webcast live and will be accessible at http://www.videonewswire.com/event.asp?id=101553. Participants can dial into the conference call at 866.362.4443 (412.902.4205 for international and 855.669.9657 for Canada). The conference call will last approximately one hour and will end with a question and answer period. A press release announcing the financial results will be released after the close of the market on the same day.

An audio replay of the call will be available shortly thereafter on the same day and will remain on-line until March 9, 2015. The replay will be available in the investors section of API's website at www.advancedphotonix.com.

About Advanced Photonix, Inc.
Advanced Photonix, Inc.® (NYSE MKT: API) is a leading supplier of optoelectronic sensors, devices and instruments used by Test and Measurement, Process Control, Medical, Telecommunication and Homeland Security markets. The company has three product lines: Optosolutions focuses on enabling manufacturers to measure physical properties, including temperature, particular counting, color, and fluorescence for Medical, Homeland Security and Process Control applications. The Terahertz sensor product line is targeted to the Process Control, to enable quality control, and Security markets through nondestructive testing. The T-Gauge® sensor can measure subsurface physical properties, like multi-layers thicknesses, density, moisture content, anomaly detection and some chemical features, online and in real time. High-Speed Optical Receiver (HSOR) products are used by the telecommunication market in both telecommunication equipment and in test and measurement equipment utilized in the manufacturing of telecommunication equipment. For more information visit us on the web at www.advancedphotonix.com.

Forward-looking Statements:

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products; and the risk factors listed from time to time in the Company’s’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. The Company assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONDENSED CONSOLIDATED BALANCE SHEET

	March 31, 2014	December 26, 2014
ASSETS
Current assets
Cash and cash equivalents	$120,000	$110,000
Receivables, net	5,085,000	3,814,000
Inventories	4,749,000	4,987,000
Prepaid expenses and other current assets	444,000	725,000
Total current assets	10,398,000	9,636,000
Net equipment and leasehold improvements, net	2,144,000	1,769,000
Goodwill	4,579,000	4,579,000
Net intangible assets including patents	2,942,000	2,678,000
Other assets	138,000	160,000
Total assets	$20,201,000	$18,822,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,113,000	$2,519,000
Accrued compensation	701,000	790,000
Current portion of long-term debt – bank term loan	306,000	83,000
Current portion of long-term debt – bank line of credit	2,147,000	1,546,000
Current portion of long-term debt – PFG	714,000	714,000
Current portion of long-term debt – MEDC	654,000	116,000
Current portion of capital leases	20,000	8,000
Total current liabilities	8,655,000	5,776,000
Long term debt, net of debt discount and current – PFG	794,000	365,000
Long term debt – MEDC	--	538,000
Long term debt, capital lease	36,000	29,000
Warrant liability	409,000	178,000
Total liabilities	9,894,000	6,886,000

Shareholders' equity
Class A common stock, $.001 par value, 100,000,000 shares authorized; March 31, 2014 – 31,203,213 shares issued and outstanding; December 26, 2014– 37,381,413 shares issued and outstanding	31,000	37,000
Additional paid-in capital	58,752,000	61,712,000
Accumulated deficit	(48,476,000)	(49,813,000)
Total shareholders' equity	10,307,000	11,936,000
Total liabilities and shareholders' equity	$20,201,000	$18,822,000

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	Dec 27, 2013	Dec 26, 2014	Dec 27, 2013	Dec 26, 2014
Sales, net	$7,450,000	$5,805,000	$22,064,000	$21,257,000
Cost of products sold	5,562,000	3,936,000	14,460,000	13,845,000
Gross profit	1,888,000	1,869,000	7,604,000	7,412,000

Operating expenses
Research, development and engineering	1,164,000	959,000	3,890,000	3,019,000
Sales and marketing	640,000	535,000	1,867,000	1,682,000
General and administrative	1,135,000	928,000	3,461,000	3,291,000
Amortization expense	260,000	153,000	769,000	539,000
Total operating expenses	3,199,000	2,575,000	9,987,000	8,531,000
Loss from operations	(1,311,000)	(706,000)	(2,383,000)	(1,119,000)

Other income (expense)
Net interest expense	(153,000)	(124,000)	(478,000)	(434,000)
Change in fair value of warrant liability	(124,000)	140,000	(213,000)	231,000
Other income (expense)	(30,000)	(11,000)	(47,000)	(15,000)
Total other income (expense)	(307,000)	5,000	(738,000)	(218,000)
Loss before benefit from income taxes	(1,618,000)	(701,000)	(3,121,000)	(1,337,000)

Benefit for income taxes	--	--	--	--

Net loss	$(1,618,000)	$(701,000)	$(3,121,000)	$(1,337,000)

Basic and diluted loss per share	$(0.05)	$(0.02)	$(0.10)	$(0.04)

Weighted average common shares outstanding	31,243,000	37,381,000	31,223,000	35,860,000

Non-GAAP Financial Measures

The Company provides Non-GAAP Net Income, EBITDA and adjusted EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income, EBITDA and adjusted EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

RECONCILIATION OF NON-GAAP LOSS TO GAAP LOSS

	Three months ended		Nine months ended
	Dec 27, 2013	Dec 26, 2014	Dec 27, 2013	Dec 26, 2014
Net (loss)	$(1,618,000)	$(701,000)	$(3,121,000)	$(1,337,000)
Adjustments:
Change in warrant fair value	124,000	(140,000)	213,000	(231,000)
Amortization - intangibles/patents	260,000	153,000	769,000	539,000
Accelerated depreciation on fab shutdown	608,000	--	608,000	--
Non-cash interest expense	69,000	71,000	201,000	220,000
Stock option compensation expense	40,000	15,000	110,000	52,000
Subtotal	1,101,000	99,000	1,901,000	481,000
Non-GAAP (loss)	$(517,000)	$(602,000)	$(1,220,000)	$(757,000)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.04)	$(0.02)

Weighted average common shares outstanding	31,243,000	37,381,000	31,223,000	35,860,000

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO GAAP LOSS

	Three months ended		Nine months ended
	Dec 27, 2013	Dec 26, 2014	Dec 27, 2013	Dec 26, 2014
Net income (loss)	$(1,618,000)	$(701,000)	$(3,121,000)	$(1,337,000)
Adjustments:
Net interest expense (income)	154,000	124,000	478,000	434,000
Warrant (fair value) adjustment	124,000	(140,000)	213,000	(231,000)
Depreciation expense	835,000	112,000	1,298,000	448,000
Amortization	260,000	153,000	769,000	539,000
Subtotal	1,373,000	249,000	2,758,000	1,190,000
EBITDA	$(245,000)	$(452,000)	$(363,000)	$(147,000)
Stock compensation	40,000	15,000	110,000	52,000
Adjusted EBITDA	$(205,000)	$(437,000)	$(253,000)	$(95,000)

CONTACT: Porter, LeVay & Rose, Inc.

Mike Porter

(212) 564-4700

Mike@plrinvest.com

SOURCE: Advanced Photonix, Inc.

RELATED LINKS: http://www.advancedphotonix.com

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474